UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) Of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 15, 2007

PRB Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

1875 Lawrence Street, Suite 450 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 308-1330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 15, 2007, Daniel D. Reichel resigned as Vice President of Finance and Treasurer from PRB Energy, Inc. (“PRB”).  His departure is effective immediately and was not the result of any disagreement with PRB.  He will be replaced by Rick H. Lawler as PRB’s Vice President of Finance.

Mr. Lawler, age 52, was the Chief Financial Officer of WRC Corporation, an integrated land management and engineering consulting company serving the pipeline, power and transportation industries prior to it being acquired in 2006.  Prior to joining WRC, from 1999 to 2005, and again in 2007, Mr. Lawler provided consulting services to a broad range of publicly traded companies, primarily in the energy industry, leading SOX compliance projects to develop and implement Business Process and Internal Control enhancements.  Mr. Lawler’s consulting experience also includes leadership roles in infrastructure assessment and development, strategy initiation, IT system solutions, GAAP-conforming control policies and banking relationship management.  He also performed interim Finance and Accounting management services for several SEC registrant entities and led multiple M&A due diligence teams.

Mr. Lawler is a Texas licensed certified public accountant and is an MBA from Oklahoma City University in 1994.  He also holds a BA, Political Science with additional accounting concentration courses, from Texas State University completed in 1978.

Mr. Lawler will receive an annual salary and will be eligible to participate in the Company’s Equity Incentive Plan. The salary amount, type and amount of equity incentive awards to be awarded to Mr. Lawler will be discussed and determined by the Board of Directors at their next meeting.  A copy of the Company’s Equity Incentive Plan is filed with the Securities and Exchange Commission as Exhibit 10.23 to the Company’s Report on Form 8-K on June 5, 2007.

Item 9.01. Financial Statements and Exhibits.

(d)           EXHIBITS

Exhibit No.	Description
99.1	Press release dated August 17, 2007 announcing the departure of an officer and a new appointment.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRB ENERGY, INC.

/s/ Robert W. Wright
Robert W. Wright
Chairman and Chief Executive Officer

August 20, 2007